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EXHIBIT 99.3

EXCHANGEABLE SHARE SUPPORT AGREEMENT

        THIS AGREEMENT, dated as of September 6, 2002, is between:

    PIXELWORKS INC., a corporation existing under the laws of the State of Oregon

    ("Pixelworks")

    —and—

    PIXELWORKS NOVA SCOTIA COMPANY, an unlimited company existing under the laws of the Province of Nova Scotia

    ("Pixelworks Nova Scotia")

    —and—

    JALDI SEMICONDUCTOR CORP., a corporation existing under the laws of the Province of Ontario

    (the "Corporation")

        WHEREAS, pursuant to an agreement made effective as of April 30, 2002 between Pixelworks, Pixelworks Nova Scotia, the Corporation and various shareholders of the Corporation (the "Reorganization Agreement"), the Corporation has agreed, subject to the satisfaction of certain conditions, to amend its articles to create a new class of non-voting exchangeable shares (the "Exchangeable Shares") and to convert all outstanding common shares of the Corporation into Exchangeable Shares.

        AND WHEREAS, each Exchangeable Share is exchangeable at the holder's option at any time, without further payment, for one share of common stock of Pixelworks (the "Pixelworks Common Stock").

        AND WHEREAS, Pixelworks, Pixelworks Nova Scotia and the Corporation agreed in the Reorganization Agreement to execute an exchangeable share support agreement substantially in the form of this agreement, coincident with and as part of the issue of the Exchangeable Shares.

        NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows.

ARTICLE 1.
DEFINITIONS AND INTERPRETATION

1.1.  Definitions

        Each term in this agreement denoted by initial capital letters and not otherwise defined has the meaning ascribed to it in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (collectively, the "Exchangeable Share Provisions"), unless the context requires otherwise.

1.2.  Interpretation Not Affected by Headings

        The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or letter refer to the specified Article or section of this agreement. The terms "this agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this agreement and not to any particular Article, section or other portion hereof, and include any agreement or instrument supplementary or ancillary hereto.

1.3.  Number, Gender

        In this agreement, unless the context otherwise requires, words importing the singular number will include the plural and vice versa, and words importing any gender include all genders.

1.4.  Date for Any Action

        If any date which any action is required to be taken under this agreement is not a Business Day, such action will be required to be taken on the next succeeding Business Day.

ARTICLE 2.
COVENANTS OF PIXELWORKS AND THE CORPORATION

2.1.  Covenants Regarding Exchangeable Shares

        So long as any Exchangeable Shares (other than Exchangeable Shares owned by Pixelworks or its Affiliates) remains outstanding, Pixelworks will:

  (a)
  not declare or pay any dividend on the shares of Pixelworks Common Stock unless (i) the Corporation (1) simultaneously declares or pays, as the case may be, an equivalent dividend (as provided for in the Exchangeable Share Provisions and as determined by the Board of Directors as contemplated by section 2.7(d)) on the Exchangeable Shares (an "Equivalent Dividend"), and (2) has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any Equivalent Dividend, or (ii) the Corporation (1) simultaneously subdivides the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Exchangeable Share Provisions) (an "Equivalent Stock Subdivision"), and (2) has sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

  (b)
  advise the Corporation sufficiently in advance of the declaration by Pixelworks of any dividend on the shares of Pixelworks Common Stock and take all such other actions as are reasonably necessary, in co-operation with the Corporation, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend will be the same as the declaration date, record date and payment date for the corresponding dividend on the shares of Pixelworks Common Stock or (ii) the record date and effective date for an Equivalent Stock Subdivision will be the same as the record date and payment date for the corresponding stock dividend on the shares of Pixelworks Common Stock;

  (c)
  ensure that the record date for any dividend declared on the shares of Pixelworks Common Stock is not less than 10 Business Days after the declaration date of such dividend;

  (d)
  take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Corporation Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Pixelworks or its Affiliates) upon the liquidation, dissolution or winding up of the Corporation, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by the Corporation, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered shares of Pixelworks Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Articles 5, 6 or 7, as the case may be, of the Exchangeable Share Provisions;

  (e)
  take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Pixelworks Nova Scotia, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Pixelworks Nova Scotia to cause to be delivered shares of Pixelworks Common Stock to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

  (f)
  if it becomes a "specified financial institution" (as such term is defined in the Income Tax Act (Canada)) or does not deal at arm's length with such a person, take all such actions and do all such things as are reasonably necessary or desirable to cause Pixelworks Nova Scotia to exercise the Retraction Call Right if requested to do so by a holder of Exchangeable Shares making a Retraction Request.

2.2.  Prohibition on Voluntary Liquidation and Other Action

        Pixelworks covenants that it will not take any action, and agrees to cause Pixelworks Nova Scotia or any other Affiliate of Pixelworks not to take any action, in each case relating to a voluntary liquidation, dissolution, winding-up or other reorganization of the Corporation or its successors or Pixelworks Nova Scotia or its successors, as the case may be, prior to the Redemption Date (as defined in the Exchangeable Share Provisions) unless prior to such liquidation, dissolution, winding-up or other reorganization has taken such actions to ensure that it is possible for holders of Exchangeable Shares to extend through to the Redemption Date (subject to the continuing effect of other provisions of the Voting and Exchange Support Agreement (as defined in the Exchangeable Share Provisions) which may permit the redemption or other termination of the Exchangeable Shares prior to the Redemption Date) the deferral of any gain incurred by such holders that would otherwise have been recognized at the Effective Time (as such term is defined in the Reorganization Agreement) as a result of the consummation of the transactions contemplated by the Reorganization Agreement.

2.3.  Segregation of Funds

        Pixelworks will cause the Corporation or Pixelworks Nova Scotia, as the case may be, to deposit a sufficient amount of funds in a separate account of the Corporation or Pixelworks Nova Scotia and segregate a sufficient amount of such other assets and property as is necessary to enable the Corporation to pay dividends when due and to enable the Corporation or Pixelworks Nova Scotia to pay or otherwise satisfy their respective obligations under Articles 5, 6 or 7 of the Exchangeable Share Provisions, as applicable.

2.4.  Reservation of Pixelworks Common Stock

        Pixelworks hereby represents, warrants and covenants in favour of the Corporation and Pixelworks Nova Scotia that Pixelworks has reserved for issuance and, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Pixelworks or its Affiliates) are outstanding, will keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Pixelworks Common Stock (or other shares or securities into which shares of Pixelworks Common Stock may be reclassified or changed as contemplated by section 2.8) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time, and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights, options or other entitlements to acquire Exchangeable Shares outstanding from time to time, and (b) as are now and may hereafter be required to enable and permit Pixelworks to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Pixelworks may now or hereafter be required to issue shares of Pixelworks Common Stock, to enable and permit Pixelworks Nova Scotia to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit the Corporation to meet its obligations under this agreement and under the Exchangeable Share Provisions.

2.5.  Notification of Certain Events

        In order to assist Pixelworks in complying with its obligations under this agreement and to permit Pixelworks Nova Scotia to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, the Corporation will notify Pixelworks and Pixelworks Nova Scotia of each of the following events at the time set forth below:

  (a)
  in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

  (b)
  promptly, upon the earlier of receipt by the Corporation of notice of and the Corporation otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

  (c)
  immediately, upon receipt by the Corporation of a Retraction Request;

  (d)
  on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions; and

  (e)
  as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares (other than those issuable pursuant to the Reorganization Agreement), rights, options or warrants to acquire Exchangeable Shares or other securities exchangeable for or convertible into Exchangeable Shares.

2.6.  Delivery of Pixelworks Common Stock to the Corporation and Pixelworks Nova Scotia

        In furtherance of its obligations under sections 2.1(d) and (e), upon notice from the Corporation or Pixelworks Nova Scotia of any event that requires the Corporation or Pixelworks Nova Scotia to cause to be delivered shares of Pixelworks Common Stock to any holder of Exchangeable Shares, Pixelworks will forthwith issue and deliver or cause to be issued and delivered to the Corporation or Pixelworks Nova Scotia the requisite number of shares of Pixelworks Common Stock to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as the Corporation or Pixelworks Nova Scotia may direct. All such shares of Pixelworks Common Stock will be duly authorized and validly issued as fully paid and non-assessable and will be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such share of Pixelworks Common Stock, the Corporation or Pixelworks Nova Scotia, as the case may be, will issue to Pixelworks, or, as Pixelworks may direct, common shares of the Corporation or Pixelworks Nova Scotia, cash, securities or other property having equivalent value.

2.7.  Qualification of Pixelworks Common Stock

        If any shares of Pixelworks Common Stock (or other shares or securities into which shares of Pixelworks Common Stock may be reclassified or changed as contemplated by section 2.8) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfilment of any other Canadian or United States legal requirement before such shares (or such other shares or securities) may be issued by Pixelworks and delivered by Pixelworks at the direction of Pixelworks Nova Scotia or the Corporation, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer of securities by reason of a holder being a "control person" for purposes of Canadian provincial securities laws or an "affiliate" of Pixelworks for purposes of United States federal or state securities laws), Pixelworks, in good faith, will expeditiously take all such actions and do all such things as are necessary or desirable to cause such shares of Pixelworks Common Stock (or such other shares or securities) to be delivered hereunder, to comply with any such requirements, and thereafter to be and remain duly registered, qualified or approved under applicable law and to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding shares of Pixelworks Common Stock (or such other shares or securities) have been listed by Pixelworks and remain listed and are quoted or posed for trading at such time. The parties commit to the usual and customary procedures relating to indemnification of the shareholders by Pixelworks and relating to delivery of prospectuses. Notwithstanding the foregoing, nothing in this section or otherwise will require Pixelworks to become a "reporting issuer" or equivalent under Canadian provincial securities laws.

2.8.  Economic Equivalence

  (a)
  Pixelworks will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Exchangeable Share Provisions:

  (i)
  issue or distribute shares of Pixelworks Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Pixelworks Common Stock) to the holders of all or substantially all of the then outstanding shares of Pixelworks Common Stock by way of stock dividend or other distribution, other than an issue of shares of Pixelworks Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Pixelworks Common Stock) in lieu of receiving cash dividends;

  (ii)
  issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Pixelworks Common Stock entitling them to subscribe for or to purchase shares of Pixelworks Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Pixelworks Common Stock); or

  (iii)
  issue or distribute to the holders of all or substantially all of the then outstanding shares of Pixelworks Common Stock (A) shares or securities of Pixelworks of any class other than shares of Pixelworks Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Pixelworks Common Stock), (B) rights, options or warrants other than those referred to in section 2.8(a)(ii), (C) evidences of indebtedness of Pixelworks or (D) assets of Pixelworks;

    unless the economic equivalent (as determined by the Board of Directors as contemplated in section 2.8(d)) on a per share basis of such rights, options, securities, shares, evidences of indebtedness of other assets is issued or distributed simultaneously to holders of the Exchangeable Shares, in which case, for greater certainty, no approval of the holders of Exchangeable Shares is required.

  (b)
  Pixelworks will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Exchangeable Share Provisions:

  (i)
  subdivide, redivide or change the then outstanding shares of Pixelworks Common Stock into a greater number of shares of Pixelworks Common Stock; or

  (ii)
  reduce, combine, consolidate or change the then outstanding shares of Pixelworks Common Stock into a lesser number of shares of Pixelworks Common Stock; or

  (iii)
  reclassify or otherwise change the shares of Pixelworks Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of Pixelworks Common Stock;

    unless the same or an economically equivalent change (as determined by the Board of Directors as contemplated in section 2.8(d)) is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares, in which case, for greater certainty, no approval of the holders of Exchangeable Shares is required.

  (c)
  Pixelworks will ensure that the record date for any event referred to in sections 2.8(a) or (b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Pixelworks (with contemporaneous notification thereof by Pixelworks to the Corporation).

  (d)
  The Board of Directors will determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in sections 2.8(a) or (b) and each such determination will be conclusive and binding on Pixelworks. In making each such determination, the Board of Directors will consider, without excluding other factors determined by the Board of Directors to be relevant, the following factors:

  (i)
  in the case of any stock dividend or other distribution payable in shares of Pixelworks Common Stock, the number of such shares issued in proportion to the number of shares of Pixelworks Common Stock previously outstanding;

  (ii)
  in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of Pixelworks Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Pixelworks Common Stock), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a share of Pixelworks Common Stock;

  (iii)
  in the case of the issuance or distribution of any other form of property (including, without limitation, any shares of securities of Pixelworks of any class other than shares of Pixelworks Common Stock, any rights, options or warrants other than those referred to in section 2.8(d)(ii), any evidence of indebtedness of Pixelworks or any assets of Pixelworks), the relationship between the fair market value (as determined by the Board of Directors) of such property to be issued or distributed with respect to each outstanding share of Pixelworks Common Stock and the Current Market Price of a share of Pixelworks Common Stock;

  (iv)
  in the case of any subdivision, redivision or change of the then outstanding share of Pixelworks Common Stock into a greater number of shares of Pixelworks Common Stock or the reduction, combination, consolidation or change of the then outstanding shares of Pixelworks Common Stock into a lesser number of shares of Pixelworks Common Stock or any amalgamation, merger, reorganization or other transaction affecting shares of Pixelworks Common Stock, the effect thereof upon the then outstanding shares of Pixelworks Common Stock; and

  (v)
  in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of shares of Pixelworks Common Stock as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

    For the purpose of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange will be the weighted average of the daily trading prices of that security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of the termination on the principal securities exchange on which such securities are listed and traded or quoted, provided, however, that if in the opinion of the Board of Directors, distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value of such securities will be determined by the Board of Directors, in good faith and at its sole discretion.

  (e)
  The Corporation agrees that, to the extent required, upon due notice from Pixelworks, the Corporation will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by the Corporation, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the shares of Pixelworks Common Stock and Exchangeable Shares as provided for in this section 2.8.

2.9.  Tender Offers

        If a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to shares of Pixelworks Common Stock (each, an "Offer") is proposed by Pixelworks or is proposed to Pixelworks or its shareholders and is recommended by the board of directors of Pixelworks, or is otherwise effected or to be effected with the consent or approval of the board of directors of Pixelworks, and the Exchangeable Shares are not redeemed by the Corporation or purchased by Pixelworks Nova Scotia pursuant to the Redemption Call Right, Pixelworks will use its reasonable efforts, expeditiously and in good faith, to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of shares of Pixelworks Common Stock, without discrimination. Without limiting the generality of the foregoing, Pixelworks will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to exercise their right to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction will be effective only upon, and will be conditional upon, the closing of the Offer and only to the extent necessary to tender to or deposit under the Offer). Nothing herein will affect the rights of the Corporation to redeem (or Pixelworks Nova Scotia to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of an Pixelworks Control Transaction.

2.10.  Ownership of Outstanding Shares

        Without the prior approval of the Corporation and the prior approval of the holders of Exchangeable Shares given in accordance with section 10.2 of the Exchangeable Share Provisions, Pixelworks covenants and agrees in favour of the Corporation that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Pixelworks or any of its Affiliates, Pixelworks will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of the Corporation and Pixelworks Nova Scotia.

2.11.  Pixelworks and Affiliates Not to Vote Exchangeable Shares

        Pixelworks covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Pixelworks further covenants and agrees that it will not exercise, and will cause its Affiliates not to exercise, any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which the Corporation may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.12.  Rule 10b-18 Purchases

        For greater certainty, nothing in this agreement, including without limitation the obligations of Pixelworks contained in section 2.9, will limit the ability of Pixelworks or the Corporation to make a

"Rule 10b-18 Purchase" of shares of Pixelworks Common Stock pursuant to Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof.

2.13.  Stock Exchange Listing

        Pixelworks covenants and agrees in favour of the Corporation that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Pixelworks or any of its Affiliates, Pixelworks will use its reasonable best efforts to maintain a listing for Pixelworks Common Shares on Nasdaq or other stock exchange.

ARTICLE 3.
PIXELWORKS SUCCESSORS

3.1.  Certain Requirements in Respect of Combination

        Subject to section 3.3, Pixelworks will not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

  (a)
  such other Person or continuing corporation (the "Pixelworks Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Pixelworks Successor of liability for all amounts payable and property deliverable hereunder and the covenant of such Pixelworks Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Pixelworks under this agreement; and

  (b)
  such transaction is on such terms and conditions that substantially preserve and do not impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.

3.2.  Vesting of Powers in Successor

        Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, will execute and deliver a supplemental agreement hereto and thereupon the Pixelworks Successor will possess and from time to time may exercise each and every right and power and will be subject to each and every obligation of Pixelworks under this agreement in the name of Pixelworks or otherwise and any act or proceeding under any provision of this agreement required to be done or performed by the board of directors of Pixelworks or any officers of Pixelworks may be done and performed with like force and effect by the directors or officers of such Pixelworks Successor.

3.3.  Wholly-Owned Subsidiaries

        Nothing herein will be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Pixelworks with or into Pixelworks or the winding up, liquidation or dissolution of any wholly-owned subsidiary of Pixelworks provided that all of the assets of such subsidiary are transferred to Pixelworks or another wholly-owned direct or indirect subsidiary of Pixelworks and any such transactions are expressly permitted by this Article 3.

ARTICLE 4.
GENERAL

4.1.  Term

        This agreement will come into force and be effective as of the date hereof and will terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person or entity other than Pixelworks and any of its Affiliates.

4.2.  Amendments, Modifications

        This agreement may not be amended or modified except by an agreement in writing executed by the Corporation, Pixelworks Nova Scotia and Pixelworks and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Exchangeable Share Provisions.

4.3.  Ministerial Amendments

        Notwithstanding section 4.2, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

  (a)
  adding to the covenants of any or all parties, provided that the board of directors of each of the Corporation, Pixelworks Nova Scotia and Pixelworks is of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

  (b)
  making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of the Corporation, Pixelworks Nova Scotia and Pixelworks, it may be expedient to make, provided that each such board of directors is of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

  (c)
  making such changes or corrections which, on the advice of counsel to the Corporation, Pixelworks Nova Scotia and Pixelworks, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of the Corporation, Pixelworks Nova Scotia and Pixelworks is of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.4.  Meeting to Consider Amendments

        The Corporation, at the request of Pixelworks or Pixelworks Nova Scotia, will call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.2. Any such meeting or meetings will be called and held in accordance with the by-laws of the Corporation, the Exchangeable Share Provisions and all applicable laws.

4.5.  Changes in Capital of Pixelworks and the Corporation

        At all times after the occurrence of any event contemplated pursuant to sections 2.8 and 2.9 or otherwise, as a result of which either the shares of Pixelworks Common Stock or the Exchangeable Shares or both are in any way changed, this agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, with the appropriate changes, to all new securities into which shares of Pixelworks Common Stock or the Exchangeable Shares or both are so changed and the parties will execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.6.  Amendments Only in Writing

        No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder will be effective unless made in writing and signed by all of the parties hereto.

4.7.  Assignment

        This agreement is not assignable by any party.

4.8.  Time

        Time is of the essence of this agreement.

4.9.  Governing Law

        This agreement and the rights and obligations of the parties hereto will be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.10.  Severability

        If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.11.  Enurement

        This agreement is binding upon and enures to the benefit of the parties and their respective successors and assigns.

4.12.  Notices to Parties

        All notices and other communications hereunder will be in writing and will be given and will be deemed to have been duly given at the time of receipt, if delivered in person or sent by facsimile transmission on a Business Day at the place of receipt (or, if given on a non-Business Day at the place of receipt, will be deemed to have been duly given on the next succeeding Business Day at such place) to the parties as follows:

  (a)
  if to Pixelworks or Pixelworks Nova Scotia:

      8100 Nyberg Road, Third Floor
      Tualatin, OR 97062 USA
      Attention:  Allen H. Alley
      Fax:  (503) 612-6713

  (b)
  if to the Corporation:

      38 Leek Crescent, Suite 200
      Richmond Hill, ON L4B 4N8
      Canada
      Attention:  Lance Greggain
      Fax:  (905) 831-6939

or to such other address as a party may have furnished to the others in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

4.13.  Counterparts

        This agreement may be executed in counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same document.

4.14.  Attornment

        Each of Pixelworks and Pixelworks Nova Scotia agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the Ontario courts in any such action or proceeding, agrees to be bound by any judgement of those courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the court of any other jurisdiction and hereby appoints the Corporation at its registered office in the Province of Ontario as its attorney for service of process.

        [The Remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed as of the date first above written.

PIXELWORKS INC.

By:	/s/ ALLEN H. ALLEY
Name: Allen H. Alley Title: President and CEO

1

        IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed as of the date first above written.

PIXELWORKS NOVA SCOTIA COMPANY

By:	/s/ JEFFREY B. BOUCHARD
Name: Jeffrey B. Bouchard Title: President

2

        IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed as of the date first above written.

JALDI SEMICONDUCTOR CORP.

By:	/s/ LANCE GREGGAIN
Name: Lance Greggain Title: President

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